Exhibit 10.1

MATRIX SERVICE COMPANY

Chief Executive Officer (“CEO”) Severance Agreement

This Agreement between Matrix Service Company (“Matrix” or the “Company”) and Bradley S. Vetal (“Vetal”) is entered into effective January 3, 2000.

CEO Severance/Change of Control

In the event of a “change of control” in the ownership of the Company and any “adverse personnel action” against Vetal, Vetal may terminate his employment with the Company and receive two years of severance pay. In addition, all outstanding stock options will vest immediately in the event of “change of control.” This severance arrangement will apply for a period of two years following any change of control.

•	In calculating Vetal’s severance pay, Vetal’s annual salary at the time of the change of control and adverse personnel action will be multiplied by two, as will Vetal’s average bonus payment for the lesser of the previous three years or the number of full fiscal years in the CEO position. The sum of these two amounts will be added together and represent Vetal’s severance, which will be paid in a lump-sum amount. This lump-sum severance amount will be paid to Vetal within 30 days of the adverse personnel action.

For purposes of this severance agreement, “adverse personnel action” will mean an action taken against Vetal by the acquiring entity which has an adverse impact on Vetal’s economic status or opportunity with the Company. These actions will include:

•	Involuntary termination

•	Reduction in base salary

•	Reduction in incentive compensation opportunity

•	Material reduction in executive benefits or perquisites

•	Reassignment to a position or role with a lower salary range or salary opportunity

•	Material reduction in responsibilities.

For purposes of this severance agreement, a “change of control” will mean:

•	The merger or consolidation of the Company with any person or entity (other than a merger or consolidation to change the place of domicile of the Company) where the Company is not the surviving entity (or survives only as the subsidiary of another person or entity), or

•	The sale of all or substantially all of the Company’s assets to any person or entity, or

•	If any person or entity together with its affiliates shall become, directly or indirectly, the beneficial owner of at least 51% of the voting stock of the Company, or

•	If any person or entity together with its affiliates shall acquire, directly or indirectly, the voting power to elect a majority of the members of the Board of Directors of the Company (other than the acquisition and voting of proxies by management of the Company to elect members to the Board of Directors in the normal course at an annual meeting of shareholders that is not, directly or indirectly, in connection with, or for the purposes of effecting, a “change of control”).

CEO Severance/Involuntary Termination

In the event of termination for reasons other than “cause,” Vetal will receive one year of severance pay. This severance pay amount will be paid in a lump-sum and be calculated in the same manner as described above in CEO Severance/Change of Control. A non-interference and confidentiality agreement for one year will be executed prior to the payment of severance.

For purposes of this severance agreement, “cause” will mean:

•	Conviction of a felony or pleading guilty or nolo contendre to a felony charge, or

•	Participation as an employee, officer or principal shareholder in any business engaged in activities in direct competition with the Company without the consent of the Company, or

•	Gross and willful neglect of responsibilities as CEO, or

•	Other offenses against the Company, to include theft, embezzlement, violation of Company policy, or the release of proprietary or confidential information in a manner that would be materially detrimental to the Company’s best interest.

Matrix Service Company

By:	/s/ Michael J. Hall
Michael J. Hall Chief Financial Officer

By:	/s/ Bradley S. Vetal
Bradley S. Vetal President & Chief Executive Officer